                                                                     EXHIBIT 2.1

                               AMENDING AGREEMENT

          THIS AMENDING AGREEMENT made as of the 12th day of September, 2005.

BETWEEN:

               HARRIS CORPORATION, a corporation existing under the laws of the State of Delaware

               (hereinafter referred to as "Harris")

                                                               OF THE FIRST PART

               - and -

               LEITCH TECHNOLOGY CORPORATION, a corporation subsisting under the laws of the Province of Ontario

               (hereinafter referred to as "Leitch")

                                                              OF THE SECOND PART

     WHEREAS Harris and Leitch entered into an Arrangement Agreement dated as of August 31, 2005 (the "Arrangement Agreement").

     AND WHEREAS Harris and Leitch wish to amend the Arrangement Agreement as set forth herein.

     WITNESSETH THAT in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties hereto covenant and agree as follows:

1. Any capitalized terms used but not defined herein shall have the meanings ascribed to them in the Arrangement Agreement.

2. The parties hereto hereby agree to amend the Arrangement Agreement as follows:

     (a)  by deleting Section 2.1(a) and replacing it with the following clause:

          all of the Leitch Options granted and outstanding immediately prior to the Effective Time shall, without any further action on behalf of any Leitch Option holder, be transferred by the holders thereof to Leitch without any act or formality on its or their part in exchange for a cash amount equal to the excess, if any, of (i) the product of the number of Common Shares underlying Leitch Options held by such holder and the Cash Consideration over (ii) the aggregate exercise price payable under such Leitch Options by the holder to acquire the Common Shares underlying such Leitch Options. All Leitch Options issued and outstanding immediately prior to the Effective Time shall thereafter immediately be cancelled;

     (b)  by deleting Section 4.1(d) and replacing it with the following clause:

          Financing. Harris has sufficient funds or adequate arrangements (within the meaning of applicable securities Laws) for financing in place to fund the payment of the Aggregate Cash Consideration Payable on the Effective Date in accordance with the terms hereof.

     (c)  by deleting Section 5.6(i) and replacing it with the following clause:

          ensure Harris Acquireco has sufficient funds to fund the payment of the Common Share Consideration to holders of Common Shares and that it or one of its subsidiaries has sufficient funds to lend to Leitch pursuant to
     SECTION 5.9 to fund the payment of the Option Consideration to holders of Leitch Options on the Effective Date and shall on behalf of Harris Acquireco cause the Common Share Consideration payable to holders of Common Shares and on behalf of Leitch cause the Option Consideration payable to holders of Leitch Options to be deposited with the Depositary not later than immediately prior to the Effective Time.

     (d)  by adding Section 5.9 as follows:

     5.9  FUNDING OF OPTION CONSIDERATION

          No later than immediately prior to the Effective Time, (i) Harris agrees to loan or cause one of its subsidiaries to loan to Leitch, and Leitch agrees to borrow from Harris or such subsidiary, as the case may be, an amount equal to the Option Consideration by way of an interest-free loan payable on demand following the Effective Date, and (ii) Leitch agrees to execute and deliver to Harris a promissory note evidencing such loan in favour of Harris or its subsidiary, as the case may be, and an irrevocable direction to Harris or its subsidiary, as the case may be, to deposit the proceeds of such loan with the Depositary for the purpose of effecting payment of the Option Consideration on behalf of Leitch to holders of Leitch Options, in each case in a form reflecting the terms hereof and to be mutually agreed by the Parties, acting reasonably.

     (e)  by deleting Section 6.2(c) and replacing it with the following clause:

          Harris shall have caused the Common Share Consideration payable to holders of Common Shares to be deposited on behalf of Harris Acquireco and the Option Consideration payable to holders of Leitch Options to be deposited on behalf of Leitch with the Depositary not later than immediately prior to the Effective Time.

     (f) by deleting Schedule C to the Arrangement Agreement and replacing it with Schedule C attached hereto.

3.   The foregoing amendments shall be effective as of September 12, 2005.

4. Except for the foregoing amendments, the parties hereto acknowledge that the Arrangement Agreement shall remain in full force and effect, unamended.

5. In the event of any inconsistency between the terms of this Amending Agreement and the terms of the Arrangement Agreement, the provisions of this Amending Agreement shall prevail.

6. This Amending Agreement shall be governed and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. The parties hereto submit to the exclusive jurisdiction of the courts of the Province of Ontario.

7. This Amending Agreement may be executed in one or more counterparts (by original or facsimile signature) with such counterparts together constituting one original document which shall be effective as of the date hereof.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

          IN WITNESS WHEREOF the parties hereto have executed this Amending Agreement as of the date above written.

                                     HARRIS CORPORATION


                                     Per: /s/ Gary L. McArthur
                                          --------------------------------------
                                          Authorized Signing Officer


                                     Per: /s/ Scott T. Mikuen
                                          --------------------------------------
                                          Authorized Signing Officer


                                     LEITCH TECHNOLOGY CORPORATION


                                     Per: /s/ David Chaikof
                                          --------------------------------------
                                          Authorized Signing Officer-Director


                                     Per: /s/ Stan Kabala
                                          --------------------------------------
                                          Authorized Signing Officer/Director

         [SIGNATURE PAGE TO AMENDING AGREEMENT TO ARRANGEMENT AGREEMENT]

                                   SCHEDULE C

                                     FORM OF
                      PLAN OF ARRANGEMENT UNDER SECTION 182
                   OF THE BUSINESS CORPORATIONS ACT (ONTARIO)

                                    ARTICLE I
                         DEFINITIONS AND INTERPRETATION

SECTION 1.1 DEFINITIONS. In this Plan of Arrangement unless there is something in the subject matter or context inconsistent therewith, the following words and phrases shall have the meanings hereinafter set forth:

     "AFFILIATE" has the meaning ascribed thereto in the OBCA;

     "ARRANGEMENT" means the arrangement contemplated herein to be made on the terms set out in this Plan of Arrangement subject to any amendments or variations thereto made in accordance with the Arrangement Agreement and the terms hereof or made at the direction of the Court in the Final Order (with the consent of Leitch and Harris, each acting reasonably);

     "ARRANGEMENT AGREEMENT" means the Arrangement Agreement providing for this Plan of Arrangement by and between Harris and Leitch dated as of August 31, 2005, as amended as of September 12, 2005, as the same may be further amended, supplemented and/or restated from time to time;

     "ARRANGEMENT RESOLUTION" means the special resolution in respect of the Arrangement to be considered and approved by holders of Common Shares at the Meeting to be substantially in the form of Schedule B annexed to the Arrangement Agreement;

     "ARTICLES OF ARRANGEMENT" means the articles of arrangement of Leitch in respect of the Arrangement that are required by the OBCA to be filed with the Director after the Final Order is made;

     "BOARD OF DIRECTORS" means the board of directors of Leitch;

     "BUSINESS DAY" means any day, other than a Saturday, a Sunday or statutory holiday in Toronto, Ontario or New York City, New York;

     "CASH CONSIDERATION" means $14.00 in cash, subject to increase as provided in the Arrangement Agreement;

     "CERTIFICATE OF ARRANGEMENT" means the certificate of arrangement giving effect to the Arrangement, endorsed upon the Articles of Arrangement of Leitch by the Director pursuant to SUBSECTION 183(2) of the OBCA;

     "CIRCULAR" means the notice of the Meeting and accompanying management information circular, including the schedules attached thereto and all amendments from time to time made thereto, to be sent to Shareholders in connection with the Meeting;

     "COMMON SHARE CONSIDERATION" means the aggregate cash payable by Harris Acquireco pursuant to SECTION 2.2(B);

     "COMMON SHARES" means the issued and outstanding common shares in the capital of Leitch (including common shares issued upon the exercise of Leitch Options and Restricted Share Awards) and shall include any shares into which the Common Shares may be reclassified, subdivided, consolidated or converted and any rights or benefits arising therefrom including any extraordinary distribution of securities which may be declared in respect of the Common Shares (except in accordance with this Plan of Arrangement);

     "COURT" means the Superior Court of Justice (Ontario);

     "CRA" means the Canada Revenue Agency;

     "DEPOSITARY" means Computershare Investor Services Inc. at its offices specified in the Letter of Transmittal;

     "DIRECTOR" means the Director appointed pursuant to SECTION 278 of the OBCA;

     "DISSENT RIGHTS" shall have the meaning ascribed thereto in SECTION 3.1;

     "DISSENTING SHAREHOLDER" means a Shareholder who dissents in respect of the Arrangement Resolution in strict compliance with the Dissent Rights;

     "DISSENTING SHARES" means the Common Shares of any Shareholder who has demanded and perfected Dissent Rights in respect of such Common Shares in accordance with the Interim Order and who, as of the Effective Time, has not effectively withdrawn or lost such Dissent Rights;

     "EFFECTIVE DATE" means the date of the Certificate of Arrangement;

     "EFFECTIVE TIME" means 12:01 a.m. (Eastern time) on the Effective Date;

     "FINAL ORDER" means the final order of the Court approving the Arrangement, as such order may be amended by the Court (with the consent of Leitch and Harris, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, such order as affirmed or amended on appeal;

     "GOVERNMENTAL ENTITY" means (a) any multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign; (b) any subdivision, agent, commission, board or authority of any of the foregoing;
     (c) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing; or (d) any self-regulatory agencies or organizations;

     "HARRIS" means Harris Corporation, a corporation subsisting under the laws of the State of Delaware;

     "HARRIS ACQUIRECO" means 2081259 Ontario Inc., a wholly-owned subsidiary of Harris incorporated under the OBCA;

     "INTERIM ORDER" means the interim order of the Court, as the same may be amended by the Court (with the consent of Leitch and Harris, each acting reasonably), in respect of the Arrangement;

     "LETTER OF TRANSMITTAL" means the letter of transmittal for use by Shareholders, in the form accompanying the Circular;

     "LEITCH" means Leitch Technology Corporation, a corporation incorporated under the OBCA;

     "LEITCH OPTIONS" means options to purchase Common Shares, including without limitation any performance or inducement options to acquire Common Shares granted under the Leitch Stock Option Plan or under specific Leitch employment agreements;

     "LEITCH STOCK OPTION PLAN" means Leitch's stock option plan, as revised, dated September 11, 2001;

     "MEETING" means the special meeting of Shareholders, and all adjournments and postponements thereof, called and held to, among other things, consider and approve the Arrangement Resolution;

     "OBCA" means the Business Corporations Act (Ontario), including the regulations made thereunder, as amended;

     "OPTION CONSIDERATION" means the aggregate cash payable by Leitch pursuant to SECTION 2.2(A);

     "PERSON" means and includes any individual, partnership, association, limited or unlimited liability company, joint venture, body corporate, trustee, executor, administrator, legal representative, government (including any Governmental Entity) or any other entity, whether or not having legal status;

     "RESTRICTED SHARE AWARDS" means the awards of restricted common shares to
     (a) Timothy Thorsteinson pursuant to the terms of the letter agreement dated November 17, 2003 between Timothy Thorsteinson and Leitch, and (b) David Toews pursuant to the terms of the letter from Leitch to David Toews dated July 1, 2005;

     "SHAREHOLDERS" means the holders of Common Shares;

     "TRADING DAY" means, with respect to any stock exchange or over-the-counter market, a day on which shares may be traded through the facilities of such stock exchange or on such over-the-counter market, and otherwise means a day on which shares may be traded through the facilities of the Toronto Stock Exchange;

     "TRANSFER AGENT" means Computershare Investor Services Inc. at its offices located in Toronto, Ontario; and

     "THIS PLAN", "PLAN OF ARRANGEMENT", "HEREOF", "HEREIN", "HERETO" and like references mean and refer to this plan of arrangement.

Words and phrases used herein that are defined in the OBCA or the Arrangement Agreement and not defined herein shall have the same meaning herein as in the OBCA or the Arrangement Agreement, as applicable, unless the context otherwise requires.

SECTION 1.1 INTERPRETATION NOT AFFECTED BY HEADINGS, ETC. The division of this Plan of Arrangement into Articles, Sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof.

SECTION 1.2 GENDER AND NUMBER. Unless the context requires the contrary, words importing the singular only shall include the plural and vice versa and words importing the use of any gender shall include all genders.

SECTION 1.3 DATE FOR ANY ACTION. In the event that the date on which any action is required to be taken hereunder by any of the parties is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

SECTION 1.4 GOVERNING LAW. This Plan of Arrangement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

SECTION 1.5 CURRENCY. All references to currency herein are to lawful money of Canada unless otherwise specified.

                                   ARTICLE II
                                   ARRANGEMENT

SECTION 2.1 BINDING EFFECT. This Plan of Arrangement will become effective at, and be binding at and after, the Effective Time on (i) Harris, (ii) Harris Acquireco, (iii) Leitch, (iv) all holders and all beneficial owners of Common Shares and (v) all holders and all beneficial owners of Leitch Options.

SECTION 2.2 ARRANGEMENT. Commencing at the Effective Time, subject to the terms and conditions of the Arrangement Agreement, the following events or transactions shall occur and shall be deemed to occur in the following sequence without any further act or formality:

     (a) all of the Leitch Options granted and outstanding immediately prior to the Effective Time shall, without any further action on behalf of any Leitch Option holder, be transferred by the holders thereof to Leitch without any act or formality on its or their part in exchange for a cash amount equal to the excess, if any, of (i) the product of the number of Common Shares underlying Leitch Options held by such holder and the Cash Consideration over (ii) the aggregate exercise price payable under such Leitch Options by the holder to acquire the Common Shares underlying such Leitch Options. All Leitch Options issued and outstanding immediately prior to the Effective Time shall thereafter immediately be cancelled; and

     (b) all of the Common Shares issued and outstanding immediately prior to the Effective Time held by each Shareholder (other than any Dissenting Shares held by Dissenting Shareholders who are ultimately entitled to be paid the fair value of the Dissenting Shares held by such Dissenting Shareholder, and any Common Shares held by Harris and its affiliates, which shall not be transferred under the Arrangement) shall, without any further action on behalf of such Shareholder, be transferred by the holders thereof, and acquired by, Harris Acquireco without any act or formality on its or their part in exchange for a cash amount equal to the product of the number of Common Shares held by such holder and the Cash Consideration and Harris Acquireco shall be deemed to be the legal and beneficial owner thereof, free and clear of all Liens.

                                   ARTICLE III
                                RIGHTS OF DISSENT

SECTION 3.1 RIGHTS OF DISSENT. Registered holders of Common Shares may exercise rights of dissent with respect to such shares pursuant to and, except as expressly indicated to the contrary in this SECTION 3.1, in the manner set forth in SECTION 185 of the OBCA and this SECTION 3.1 (the "DISSENT RIGHTS") in connection with the Arrangement Resolution as the same may be modified by the Interim Order or the Final Order; provided that, notwithstanding SUBSECTION 185(6) of the OBCA, the written objection to the Arrangement Resolution referred to in SUBSECTION 185(6) of the OBCA must be actually received by Leitch not later than 5:00 p.m. (Toronto time) on the Business Day preceding the Meeting; and provided further that, notwithstanding the provisions of SECTION 185 of the OBCA, holders of Common Shares who duly exercise such rights of dissent and who:

     (a) are ultimately determined to be entitled to be paid fair value for their Common Shares, which fair value, notwithstanding anything to the contrary contained in SECTION 185 of the OBCA, shall be determined as of the Effective Time, shall be deemed to have transferred such Common Shares as of the Effective Time at the fair value of such shares determined as of the Effective Time, without any further act or formality and free and clear of all Liens, to Leitch and such shares so transferred to Leitch shall be cancelled as of the Effective Date; or

     (b) are ultimately determined not to be entitled, for any reason, to be paid fair value for their Common Shares shall be deemed to have participated in the Arrangement on the same basis as any non-dissenting holder of Common Shares and shall receive the Cash Consideration per share, as provided in ARTICLE 2, but in no case shall Harris, Harris Acquireco, Leitch, the Transfer Agent or any other Person be required to recognize such holders as holders of Common Shares after the Effective Time, and the names of such holders of Common Shares shall be deleted from the register of holders of Common Shares at the Effective Time. In addition to any other restrictions under section 185 of the OBCA, none of the following shall be entitled to exercise Dissent Rights: (i) holders of Leitch Options and (ii) Shareholders who vote in favour of the Arrangement Resolution.

                                   ARTICLE IV
                CONSIDERATION, CERTIFICATES AND FRACTIONAL SHARES

SECTION 4.1 LETTER OF TRANSMITTAL. At the time of mailing the Circular or as soon as practicable after the Effective Date, Leitch shall forward to each Shareholder and each holder of Leitch Options at the address of such holder as it appears on the register maintained by or on behalf of Leitch in respect of the holders of Common Shares or Leitch Options, as the case may be, the Letter of Transmittal in the case of the holders of Common Shares and instructions for obtaining delivery of the Common Share Consideration or the Option Consideration payable to such holders following the Effective Date pursuant to this Plan of Arrangement.

SECTION 4.2 DELIVERY OF CASH CONSIDERATION AND OPTION CONSIDERATION.

     (a) Not later than immediately before the Effective Time, Harris shall cause to be deposited in immediately available funds (at Toronto) with the Depositary (i) on behalf of Harris Acquireco, the Common Share Consideration and (ii) on behalf of Leitch, the Option Consideration.

     (b) On or as soon as practicable after the Effective Date, upon the holder having validly deposited with the Depositary such share certificates representing Common Shares held by such holder accompanied by a duly completed Letter of Transmittal and such other documents and instruments as the Depositary may reasonably require, the Depositary shall deliver on behalf of Harris Acquireco to such holder, or otherwise in accordance with the Letter of Transmittal, a cheque representing the payment of the Common Share Consideration to which such holder is entitled in accordance with this Plan of Arrangement.

     (c) On or as soon as practicable after the Effective Date, the Depositary shall deliver on behalf of Leitch to each holder of Leitch Options as reflected on the books and records of Leitch a cheque or other form of payment agreed to by the holder representing the payment of the Option Consideration to which such holder is entitled in accordance with this Plan of Arrangement.

     (d) The Common Share Consideration and the Option Consideration deposited with the Depositary shall be held in separate interest bearing accounts and any interest earned on the Common Share Consideration shall be for the account of Harris Acquireco and any interest earned on the Option Consideration shall be for the account of Leitch.

SECTION 4.3 EXPIRATION OF RIGHTS. Any certificates formerly representing Common Shares that, following the Effective Date, are not duly presented for payment with the Depositary, together with a duly executed Letter of Transmittal, and such other documents as the Depositary deems necessary, or any payment made by way of cheque by the Depositary on behalf of Harris Acquireco of the Common Share Consideration or on behalf of Leitch of the Option Consideration that has not been deposited or has been returned to the Depositary, or that otherwise remains unclaimed, in each case on or before the sixth anniversary of the Effective Date, shall cease to represent a right or claim of any kind or nature and the right of the holder of such securities to receive the Common Share Consideration or the Option Consideration, as the case may be, pursuant to this Plan of Arrangement and shall be deemed to be surrendered and forfeited to Harris Acquireco or Leitch, as the case may be, for no consideration.

SECTION 4.4 LOST CERTIFICATES. In the event any certificate which immediately prior to the Effective Time represented outstanding Common Shares that were exchanged pursuant to ARTICLE 2 hereof shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Depositary will issue in exchange for such lost, stolen or destroyed certificate, a cheque for the Cash Consideration to which such holder is entitled deliverable in respect thereof as determined in accordance with ARTICLE 2 and such holder's Letter of Transmittal. When seeking such payment in exchange for any lost, stolen or destroyed certificate, the Person to whom the Cash Consideration is payable shall, at the discretion of Harris Acquireco, as a condition precedent to the delivery thereof, give a bond satisfactory to Harris, Harris Acquireco and the Depositary, in such sum as the parties may reasonably direct or otherwise indemnify Harris and Harris Acquireco against any claim that may be made against Harris, Harris Acquireco or the Depositary with respect to the certificate alleged to have been lost, stolen or destroyed.

                                    ARTICLE V
                               WITHHOLDING RIGHTS

SECTION 5.1 WITHHOLDING RIGHTS. Harris Acquireco, Leitch and the Depositary shall deduct and withhold from the proceeds or amounts distributable or payable pursuant to this Arrangement to any holder or former holder of Common Shares or Leitch Options such amount as may be required by law (as advised by outside tax counsel for Harris and Harris Acquireco) to be deducted or withheld therefrom under any provision of United States or Canadian federal, state, provincial, regional, local or foreign tax law or under any other applicable legal requirement. To the extent that amounts are so deducted or withheld, such amounts shall be treated for all purposes hereof as having been paid to the holder of the Common Shares or Leitch Options, as the case may be, in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority within the time required and in accordance with applicable law and that such holder has been provided forthwith with a receipt evidencing such remittance.

                                   ARTICLE VI
                                   AMENDMENTS

SECTION 6.1 AMENDMENT OF THE ARRANGEMENT.

     (a) Harris, Harris Acquireco and Leitch reserve the right to amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Date provided that any such amendment, modification, or supplement must be contained in a written document which is (i) subject to SECTION 6.1(B), agreed to by Harris, Harris Acquireco and Leitch, (ii) filed with the Court and, if made following the Meeting, approved by the Court subject to such conditions as the Court may impose and (iii) communicated to holders of Common Shares in the manner if and as required by the Court.

     (b) Subject to the Arrangement Agreement, Harris shall be entitled, at any time prior to the Meeting, to modify this Plan of Arrangement to: (i) increase the consideration it or Harris Acquireco is prepared to make available to Shareholders pursuant to the Arrangement, whether or not the Board of Directors of Leitch has changed its recommendation, provided that Harris shall use its commercially reasonable efforts to provide not less than one Business Day's prior written notice of such proposal to Leitch; or (ii) modify the terms of the Plan of Arrangement to achieve tax planning objectives of Harris and Harris Acquireco, including without limitation to provide for one or more amalgamations of subsidiaries of Harris and/or Leitch, which, in the opinion of Leitch, acting reasonably, (A) would not prejudice it or the Shareholders, or (B) would not impede or materially delay the completion of the transactions contemplated hereby provided that Harris or Harris Acquireco has provided notice of such modification to Leitch not less than 15 Business Days prior to the Meeting Date.

     (c) Any amendment, modification or supplement to this Plan of Arrangement referred to in SECTION 6.1(A) OR (B), if so proposed and, subject to
          SECTION 6.1(B), accepted by the Persons voting at the Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

     (d) Any amendment, modification or supplement to this Plan of Arrangement which is approved by the Court following the Meeting shall be effective only (i) if, subject to SECTION 6.1(B), it is agreed to by Harris, Harris Acquireco and Leitch, and (iii) if required by the Court, it is consented to by holders of Common Shares voting in the manner directed by the Court.

Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Date unilaterally by Harris Acquireco, provided that it concerns a matter which, in the reasonable opinion of Harris Acquireco, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of the holders of Common Shares or the Leitch Options.

Notwithstanding the foregoing, no amendment, modification or supplement to this Plan of Arrangement made following the Effective Date shall be effective prior to the issuance by the Director of a Certificate of Arrangement endorsing amended Articles of Arrangement.

                                   ARTICLE VII
                                     GENERAL

SECTION 7.1 FURTHER ASSURANCES. Notwithstanding that the transactions and events set out herein shall occur and be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the parties to the Arrangement Agreement shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order further to document or evidence any of the transactions or events set out herein.

SECTION 7.2 PARAMOUNTCY. From and after the Effective Time (i) this Plan of Arrangement shall take precedence and priority over any and all rights related to Common Shares and Leitch Options issued prior to the Effective Time, (ii) the rights and obligations of the holders of Common Shares and Leitch Options and any trustee and transfer agent therefore, shall be solely as provided for in this Plan of Arrangement, and (iii) all actions, causes of actions, claims or proceedings (actual or contingent, and whether or not previously asserted) based on or in any way relating to Common Shares or Leitch Options shall be deemed to have been settled, compromised, released and determined without liability except as set forth herein.